Exhibit 10.2

Apollo Management V, L.P.

Two Manhattanville Road, 2nd Floor

Purchase, NY 10577

November 29, 2004

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

Attention: President

Re:	Fee for Services; Termination of Management Consulting Agreement

Dear Sir:

Reference is hereby made to that certain Management Consulting Agreement (the “Management Agreement”) dated as of November 21, 2003 between United Agri Products, Inc., a Delaware corporation (as successor to UAP Acquisition Corp., the “Company”), and Apollo Management V, L.P., a Delaware limited partnership (“Apollo”). Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Management Agreement.

The Company hereby acknowledges and agrees that Apollo has provided certain financial and other services to the Company and its subsidiaries and affiliates, including UAP Holding Corp., a Delaware corporation and the sole stockholder of the Company (“Holdings”), that are not contemplated by Section 3 of the Management Agreement, including without limitation certain consulting and advisory services in connection with, among other things, (a) the offering (the “High Yield Offering”) by Holdings on January 26, 2004 of 10¾% senior discount notes due 2012, the proceeds of which were used to (i) redeem a portion of Holdings’ Series A redeemable preferred stock, par value $.001 per share (the “Series A Preferred Stock”), and (ii) pay an extraordinary dividend to holders of shares of Holdings’ common stock, par value $.001 per share (the “Common Stock”), and (b) the currently contemplated initial public offering (the “IPO”) of shares of Common Stock.

The Company further acknowledges and agrees that the services described in the immediately preceding paragraph are of the type contemplated by Section 6 of the Management Agreement, and each party hereby waives, pursuant to Section 13 of the Management Agreement, any failure to comply with the provisions of such Section 6 in connection with the High Yield Offering or the IPO.

Each party hereby further agrees that Apollo shall receive, as compensation for services provided in connection with the High Yield Offering and the IPO, a fee (the “Transaction Fee”) in the aggregate amount of $3,500,000. Such Transaction Fee shall be paid upon the consummation of the sale of shares of Common Stock to the underwriters by wire transfer of immediately available funds to an account designated by Apollo or one of its affiliates.

Finally, each party hereby agrees that the Management Agreement shall be deemed terminated upon the later to occur of (i) the consummation of the IPO and (ii) Apollo’s receipt of the Transaction Fee and all other amounts payable to Apollo under the Management Agreement with respect to periods prior to the consummation of the IPO; provided that the Company’s obligations under Section 5 of the Management Agreement shall survive such termination.

Except as set forth herein, this letter agreement shall not be construed as a waiver or amendment of any provision of the Management Agreement. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws). This letter agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Very truly yours,

APOLLO MANAGEMENT V, L.P.

By:	AIF V Management, Inc., its General Partner

By:	/s/ Marc Becker
Name:	Marc Becker

ACKNOWLEDGED and AGREED

as of the date first above written

UNITED AGRI PRODUCTS, INC.

By:	/s/ David W. Bullock
Name:	David W. Bullock
Title:	Executive Vice President and Chief Financial Officer